KPMG
8th Floor, Prince's Building
10 Chater Road
Central, Hong Kong
P O Box 50
General Post Office
Hong Kong

Telephone +852 2522 6022
Fax +852 2845 2588
Internet www.kpmg.com.hk

May 2, 2011

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for China Integrated Energy, Inc. and, under the date of March 16, 2011, we reported on the consolidated financial statements of China Integrated Energy, Inc. as of and for the year ended December 31, 2010 and the effectiveness of internal control over financial reporting as of December 31, 2010. On April 26, 2011, we resigned. We have read China Integrated Energy, Inc.'s statements included under Item 4.01 and 4.02(b) of its Form 8-K dated May 2, 2011, and we agree with such statements.

Very truly yours,

KPMG